                                                                           ----------------------------
                                             UNITED STATES                         OMB APPROVAL
                                   SECURITIES AND EXCHANGE COMMISSION      ----------------------------
                                          Washington, DC 20549             OMB Number:        3235-0145
                                                                           Expires:   December 31, 2005
                                              SCHEDULE 13G                 Estimated average burden
                               Under the Securities Exchange Act of 1934   hours per response.....14.90
                                          (Amendment No.____)*             ----------------------------

                                          TCI Solutions, Inc.
-------------------------------------------------------------------------------------------------------
                                           (Name of Issuer)

                                              Common Stock
-------------------------------------------------------------------------------------------------------
                                    (Title of Class of Securities)

                                                  N/A
                   ------------------------------------------------------------------
                                            (CUSIP Number)

                                           December 31, 2002
-------------------------------------------------------------------------------------------------------
                        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)
      [_]  Rule 13d-1(c)
      [x]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

SEC 1745 (02-02)  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.                                                                            Page 2 of 10 Pages
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       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Blue Chip IV, L.P.
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

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       3.  Sec Use Only

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       4.  Citizenship or Place of Organization

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                     5.  Sole Voting Power

                         -0-
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             6,000,000
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         -0-
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         6,000,000
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           6,000,000
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           11.6%
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      12.  Type of Reporting Person (See Instructions)

           PN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 3 of 10 Pages
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       1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

           Todd G. Gardner
-------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) [_]
           (b) [x]

-------------------------------------------------------------------------------------------------------
       3.  Sec Use Only

-------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization

                    U.S.

-------------------------------------------------------------------------------------------------------
                     5.  Sole Voting Power

                         2,000
              -----------------------------------------------------------------------------------------
                     6.  Shared Voting Power
Number of
Shares
Beneficially             6,000,000
Owned by      -----------------------------------------------------------------------------------------
Each                 7.  Sole Dispositive Power
Reporting
Person With
                         2,000
              -----------------------------------------------------------------------------------------
                     8.  Shared Dispositive Power

                         6,000,000
-------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           6,002,000
-------------------------------------------------------------------------------------------------------
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------
      11.  Percent of Class Represented by Amount in Row (9)

           11.6%
-------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)

           IN
-------------------------------------------------------------------------------------------------------

CUSIP No.                                                                            Page 4 of 10 Pages
-------------------------------------------------------------------------------------------------------

Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                  17752 Skypark Circle, Suite 160
                  Irvine, CA  92614

Item 2.

           (a)    Name of Person Filing  Blue Chip IV, L.P.

           (b)    Address of Principal Business Office or, if none, Residence
                  1100 Chiquita Center
                  250 E. Fifth Street
                  Cincinnati, OH  45202

           (c)    Citizenship  ________________.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

           Not applicable.

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  6,000,000.

           (b)    Percent of class: 11.6%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  -0-.

                  (ii)   Shared power to vote or to direct the vote:  6,000,000.

                  (iii)  Sole power to dispose or to direct the disposition of:  -0-.

                  (iv)   Shared power to dispose or to direct the disposition of:  6,000,000.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

           Not applicable.

CUSIP No.                                                                            Page 5 of 10 Pages
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Item 8.    Identification and Classification of Members of the Group

           Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           Not applicable.

CUSIP No.                                                                            Page 6 of 10 Pages
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Item 1.

           (a)    Name of Issuer  TCI Solutions, Inc.

           (b)    Address of Issuer's Principal Executive Offices
                  17752 Skypark Circle, Suite 160
                  Irvine, CA  92614

Item 2.

           (a)    Name of Person Filing  Todd G. Gardner

           (b)    Address of Principal Business Office or, if none, Residence
                  1100 Chiquita Center
                  250 E. Fifth Street
                  Cincinnati, OH  45202

           (c)    Citizenship  U.S.

           (d)    Title of Class of Securities  Common Stock

           (e)    CUSIP Number  N/A

Item 3.    If this statement is filed pursuant to Sections 240.13d-1(b) or Sections 240.13d-2(b) or
           (c), check whether the person filing is a:

            Not applicable.

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:  6,002,000.

           (b)    Percent of class:  11.6%.

           (c)    Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote:  2,000.

                  (ii)   Shared power to vote or to direct the vote:  6,000,000.

                  (iii)  Sole power to dispose or to direct the disposition of:  2,000.

                  (iv)   Shared power to dispose or to direct the disposition of:  6,000,000.

Item 5.    Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

            Please see Exhibit I.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
           Reported on By the Parent Holding Company or Control Person

            Not applicable.

CUSIP No.                                                                            Page 7 of 10 Pages
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Item 8.    Identification and Classification of Members of the Group

            Please see Exhibit I.

Item 9.    Notice of Dissolution of Group

            Not applicable.

Item 10.   Certification

            Not applicable.

CUSIP No.                                                                            Page 8 of 10 Pages
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                                               SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     Date:  February 12, 2003

                                                     /s/ TODD G. GARDNER
                                                     ---------------------------------------
                                                     TODD G. GARDNER

                                                     BLUE CHIP IV LIMITED PARTNERSHIP

                                                     By:    BLUE CHIP VENTURE COMPANY, LTD.
                                                     Its:   General Partner

                                                     By:  /s/ Todd G. Gardner
                                                          ----------------------------------
                                                          Todd G. Gardner, Director
                                                          c/o Blue Chip Venture Company, Ltd.
                                                          1100 Chiquita Center
                                                          250 East Fifth Street
                                                          Cincinnati, Ohio 45202

CUSIP No.                                                                            Page 9 of 10 Pages
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                                       EXHIBIT I to Schedule 13G
                                     Explanation of Share Ownership

Blue Chip Venture Company Ltd. is the general partner of Blue Chip IV Limited Partnership.
Todd G. Gardner is a director of Blue Chip Venture Company Ltd.

Because of these relationships the shares reported as beneficially owned by Mr. Gardner include the shares held by Blue Chip IV Limited Partnership

The reporting of beneficial ownership herein is solely for convenience and should not be interpreted as an admission by any filing person of beneficial ownership over shares held by any other filing person.
Each of the filing persons disclaims beneficial ownership over each other filing person's shares.

CUSIP No.                                                                           Page 10 of 10 Pages
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                                       Exhibit II to Schedule 13G
                                     17 C.F.R. 240.13d-1(k)(1)(iii)

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of TCI Solutions, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                                                     Dated: February 12, 2003

                                                     /s/ TODD G. GARDNER
                                                     ---------------------------------------
                                                     TODD G. GARDNER

                                                     BLUE CHIP IV LIMITED PARTNERSHIP

                                                     By:   BLUE CHIP VENTURE COMPANY, LTD.
                                                     Its:  General Partner

                                                     By: /s/ Todd G. Gardner, Director
                                                         -----------------------------------
                                                         Todd G. Gardner, Director
                                                         c/o Blue Chip Venture Company, Ltd.
                                                         1100 Chiquita Center
                                                         250 East Fifth Street
                                                         Cincinnati, Ohio 45202